Exhibit 10.31

Contract Number: SHHL 2021-BG10002

3D Animation Works Production Service Framework Agreement

dated

August 20, 2021

by and among

Shanghai Huijie Culture Communication Co., Ltd.

Shanghai Hui Zhi Ren Cultural & Creative Co., Ltd.

signed in

Yangpu District, Shanghai

People’s Republic of China

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Party A: Shanghai Huijie Culture Communication Co., Ltd.

Address: 18/F, Building A, Chuangzhi International, No. 657 Songhu Road, Yangpu District, Shanghai

Contact Person: Huang Tingyu

Party B: Shanghai Hui Zhi Ren Cultural & Creative Co., Ltd. (together with Party A, the “Parties” and each a “Party”)

Legal Representative: Qu Xiaodan

Address: Building D3, No.718 Lingshi Road, Jing'An District, Shanghai

Contact Person: Gao Xiang

WITNESETH:

Party A is an animation, film and television operating entity, which is incorporated in the People's Republic of China, with strong animation production and project development capacity, and abundant experience in and necessary licenses and permits for the production, development, marketing, publishing, business cooperation of animation and TV dramas, and the development and distribution of merchandise based on animation and TV dramas.

Party B is an entertainment industry operating entity incorporated in the People's Republic of China, possessing the technology, qualification of and experience in animation production, and capable of providing high-quality animation production services.

NOW, THEREFORE, in accordance with the provisions of the Civil Code of the People's Republic of China and other relevant laws and regulations, with thorough and friendly negotiation and on the principle of equality and mutual benefits, regarding Party A engaging Party B to provide 3D animation works production services, the parties accordingly agree as follows:

Chapter I

Definitions

Article 1 The following terms used in this 3D Animation Works Production Service Framework Agreement (hereinafter referred to as the "Agreement") shall be interpreted in accordance with the definitions set forth below, unless otherwise provided in other articles of this Agreement:

1.	Related Party Relationship: shall mean the relationship between an entity with its controlling shareholder, ultimate controlling person, directors, supervisor, senior manager, and any entity directly or indirectly controlled by the above controlling shareholder, ultimate controlling person, directors, supervisor and senior management, as well as other relationships that may lead to the transfer of the entity’s interests.

2.	Party A's Affiliates: shall mean any entities with Related Party Relationship, notified to Party B by Party A in writing, which could be amended by Party A from time to time.

3.	Animated Drama Works: shall mean audio-visual works with literary and artistic originality produced through the creative activities of creators and composed of continuous playing of many frames of still pictures, hereinafter referred to as "Animated Works".

4.	Copyright: shall mean the personal and property rights given to the authors of Animation Works and their related subjects in relation to their original works, performances, audio and video recordings, etc. as stipulated in the Copyright Law of the People's Republic of China and the relevant judicial interpretations.

5.	Intellectual Property Rights: shall mean the personal rights, property rights and other exclusive rights enjoyed by the right holder in respect of the intellectual work products created and the marks and reputations in the business activities, including but not limited to copyright, trademark rights, patent rights, etc.

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6.	Storyboard: means the graphic illustration displayed in sequence for the purpose of pre-visualizing comics and animation works before actual production.

7.	Setting: means the process of designing the characters, props and scenes of the Animation Works by the creator during the production process.

8.	Modelling: means the process of creating the models of animation characters and scenes in three-dimensional, or 3D, modelling software according to concept modelling design.

9.	Rigging: means the process that a rigger, after modelling, analyzing the motion structure of a character, formulating the rigging plan, learning about the skeleton, system transformation (including but not limited to IK/FK switch) and other preliminary preparations, adds the skeleton to the model, creates rigging controller, assigns skeleton weighting properly, so that an animator can continue to produce 3D animation works using the rigging controller.

10.	Color Setting: means the process of creating a color palette according to the production requirements of the animation works and specifies the correct color for all objects in each original painting.

11.	Texture: means the texture of the materials used in the process of creating 3D animation works. To be more specific, texture is the surface characteristics that the animation creator gives to the animation model, which are reflected the model's color, transparency, reflectivity, reflective intensity, spontaneous light and roughness.

12.	Texture Mapping: means the process that the creator applies two-dimensional pictures to 3D models in 3D modelling software to form the surface details and structure of the 3D models.

13.	Layout: means the preliminary design on the composition, action and camera movement of the characters and scenes according to the storyboard in the process of creating 3D animation works.

14.	Animation: means the process of producing complete and smooth actions according to the Storyboard and Layout with the prepared models and scenes in 3D animation production software.

15.	Lighting: means the process of a lighting artist illuminates the animation scenes, adjusts the textures, and determine the atmosphere of rendering for each shot, based on the art style determined in concept design stage.

16.	Rendering: means the process that the animation creator creates a complete picture or motion pictures in certain computer program based on the setting of the animation scene, the texture and mapping of models and lighting.

17.	Special Effects: means the special techniques and methods used to create the final visual effects (including but not limited to using 3D production software to simulate the natural environment, hair and cloth making, and realize special visual needs based on the plot) when traditional production techniques are present the characters, scenes and plots. This usually happens in the process of 3D production or post-production

18.	Compositing: means combining all the lighting, rendering and special effects done in earlier process to output the final animation works.

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19.	Deliverable: means all tangible and intangible products produced by Party B in accordance with the performance of this Agreement hereunder, including but not limited to the final delivery of animation works (including the accepted products of each process in the production stage), materials (including but not limited to sub-scripts, animators, soup scene drawings, prop setting, story board design, illustration, animation shots, audio and video products, etc.) and the contents not ultimately delivered to Party A.

20.	Reference material: means the original works, documents and other relevant materials necessary for the production of the Animation Works under this Agreement.

21.	Written Document: means non-electronic and electronic documents (such as e-mails) which objectively confirm the producer message related to the date of production and/or the date of dispatch and delivery.

Chapter 2

Animation Production Orders

Article 2 Under this Agreement, the scope of production services to be provided by Party B includes but is not limited to: scripts, shooting scripts, director, producer, character setting, scene setting, props setting, storyboard, modeling, texture, texture mapping, layout, animation, rigging, special effects, lighting rendering, compositing and editing. Detailed scope of services will be agreed by Parties in Animation Production Orders.

Article 3 During the Term of this Agreement, Party A has the right to inform Party B its animation works production requirements (including but not limited to the title of the animation works, number of episodes and duration, delivery date and format, production and quality specification) by sending an Animation Production Order Party B. Party B shall provide animation production services based on Party A’s requests and the terms and conditions of this Agreement.

Article 4 Upon the delivery of an Animation Production Order by Party A to Party B, the terms and conditions of this Agreement and the contents agreed in the Animation Production Order shall be deemed confirmed and unconditionally accepted by Party B. Party B shall provide animation production services in accordance with this Agreement and the requirements of the Animation Production Order.

Article 5 This Agreement is a framework agreement. During the Term of this Agreement, any Animation Production Order sent by Party A to Party B hereof are bound by this Agreement. The Parties do not need to sign any separate agreement for the production services related to any specific animation works, unless otherwise agreed by the Parties in writing.

Article 6 The following special term is agreed by the Parties: Upon the execution of this Agreement, unless otherwise agreed in this Agreement, Party A's Affiliates shall have all the rights and assume all the obligations of Party A hereunder, and may place Animation Production Orders for production of animation works (hereinafter referred to as "Affiliated Party Orders") to Party B in accordance with this Agreement. Party A’s Affiliates forms a separate service agreement with Party B based on the Animation Production Orders placed. Party A assumes no responsibility nor guarantees no responsibility for Party A’s Affiliates for the separate service agreement. The specific scope of Party A's Affiliates shall be subject to Party A's interpretation.

Chapter 3

Term

Article 7 The term of this Agreement is three years, commencing on August 20, 2021 and expiring on August 19, 2024 (the “Term”). The Term is subject to earlier termination or extension upon mutual agreement of both Parties, provided that separate written agreement shall be entered into by both Parties.

Article 8 The effective period of all Animation Production Orders placed within the Term shall be separately specified in Animation Production Orders. The termination, suspension and expiration of this Agreement shall not affect the effective period of Animation Production Orders in execution (including but not limited to Animation Production Orders confirmed by Party B).

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Chapter 4

Production Fees and Payment

Article 9 The unit price and total consideration for the production services for specific animation works projects (hereinafter referred to as "Production Fees") shall be set forth in the related Animation Production Order.

Article 10 Both Parties agree that the Production Fees under this Agreement shall be paid in the following manners:

1.	In principle, Party B shall be responsible for the excess of production costs exceeding the Production Fees. When Party A materially change its production requirements, the Parties shall negotiate thoroughly on the increase of Production Fees. Party B shall notify Party A in writing of the over budget matters, proposed increase of Production Fees and how it is going to be spent for the subject animation production services, in ten days prior to the actual occurrence of the over budget event. The Parties shall further negotiate the amendment of the Production Fees.

2.	Party B shall provide Party A with a settlement application (hereinafter referred to as “Settlement Application”) to request payment of Production Fees for the Animation Production Order under which Party B delivers all deliverables and receives written acceptance from Party A. If the quantity of deliverables that Party B actually produced (including but not limited to concept design, character setting, storyboard, composition, original arts, review and supervision, animation and coloring) exceeds the agreed quantity of the Animation Production Order, Party B shall furnish the Settlement Application only after having Party A's written consent, review, approval and acceptance in writing. Upon confirmation of the Settlement Application by both Parties, Party B shall issue to Party A a legal and valid value added tax special invoice at the tax rate of 6%, and Party A shall make payment of such Production Fees to Party B on or before the 25th day of the month following the receipt of the invoice. Party A shall have the right to refuse to make payment and assumes no liability for breach of contract if Party B fails to provide such invoice satisfactory to Party A's requests.

3.	The Production Fees in Settlement Applications represents is all the amount that Party A shall pay to Party B based on this Agreement and Animation Production Orders (including but not limited to the remuneration of production personnel, director, equipment and all other expenses incurred by Party B to complete the production work assigned by Party A). Party A is not required to make any other payment to Party B, other than Production Fees.

4.	The settlement of Production Fees under Animation Production Orders could either be on a stand-alone order basis pursuant to Paragraph 2 of this article, or on a monthly aggregated basis, subject to the specific provisions in the Animation Production Orders or otherwise agreed by the Parties.

5.	Each Party shall be solely responsible for all taxes and administrative fees payable with respect to such Party’s own income under this Agreement according to applicable laws.

6.	If there is any inconsistency in the payment method between terms in this Agreement and the Animation Production Order, the Animation Production Order shall prevail.

Article 11 Once Party B completes the production for Affiliated Party Orders and receives the written acceptance by Party A's affiliates, that Party A’s Affiliate shall notify Party B of the value added tax invoicing information in writing before payment. The invoicing and payment process shall be consistent with the provisions of Article 10 hereof.

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Article 12 After Party B delivers all the deliverables that are accepted by Party A or Party A’s Affiliates with no further modification needed, and valid value added tax special invoices that meet Party A’s requirements, Party A or Party A's Affiliates shall make payment of the Production Fees, in accordance with this Agreement and the Animation Production orders, to the following bank account designated by Party B as follows:

Bank: China Merchants Bank Co., Ltd., Shanghai Daning Sub-branch

Account Name: Shanghai Hui Zhi Ren Cultural Creative Co., Ltd.

Account Number: 1219342525106011

Article 13 If Party B intends to change its designated bank account, it shall notify Party A in writing seven (7) working days in advance. Otherwise, Party B shall be solely responsible for all payment delay or other problems as a result of Party B's failure to timely notify Party A in writing within the aforementioned timeframe.

Chapter 5

Delivery and Acceptance

Article 14 Party B shall deliver to Party A the deliverables that are accepted by Party A within the specified delivery deadline in Animation Production Orders.

Article 15 Once Party A determines no further modifications are required for the edited animation works, Party B shall immediately provide Party A with the following materials for Party A’s acceptance in a delivery method designated by Party A:

1.	Settings (including line art and color line art of characters, scenes and props);
2.	Storyboard (including paper storyboard and animatics);
3.	3D Layout;
4.	Model files (including rigged character, scenes, props and other files containing the final texture mapping);
5.	Animated shots;
6.	Lighting, special effects, rendering, and compositing;
7.	Documents and pictures (including but not limited to psd, mari, Substance Painter, EXR, PNG and other formats, subject to Party A's requirements);
8.	Video file of 3D animation works: MOV format video (resolution and frame shall be subject to Party A's requirements);
9.	Other materials required by Party A (the specific materials shall be subject to the animation acceptance material list provided by Party A in Annex II).

Article 16 Party A shall provide written acceptance report when the deliverables delivered by Party B are accepted by Party A; if the deliverables fail to be accepted by Party A, Party A shall have the right to require Party B to make modifications. Party B shall make modifications in strict accordance with the requirements of Party A until the deliverables are ultimately accepted by Party A. However, such iterations by Party B shall not exceed two times for each Animation Production Order. In case that Party B triggers three or even more rounds of modifications due to Party B’s reasons (including but not limited to quality issue), Party A shall have the right to unilaterally terminate this Agreement without liability. In the meanwhile, Party A reserves the right to hold Party B liable for breach of contract.

Article 17 Party B shall return, delete or destroy Party A's materials as required by Party A upon delivery of the deliverables accepted by Party A or upon termination of this Agreement (regardless of the reasons for termination of this Agreement).Without the prior consent of Party A, Party B shall not retain any copies.

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Chapter 6

Rights and Obligations of the Parties

Article 18 Party A has the right to designate specific staff/team of Party B to be responsible for the production of Party A's animation works under Animation Production Orders. Without prior written consent of Party A, Party B shall not change the staff/team of animation works designated by Party A. Even if Party B changes the animation production staff/team with Party A's written consent, Party B shall be liable for any loss caused to Party A due to the change of staff/team.

Article 19 Party A shall furnish Party B with the materials necessary for the production of animation works in a timely manner in according to the terms of this Agreement and the requirements in Animation Production Orders. Party A shall, in accordance with this Agreement and Animation Production Orders, make payment of Production Fees, provided that Party B strictly abide by this Agreement and fulfill its obligations under Animation Production Orders. If the timeframe is extended due to various factors such as confirmation, Party A shall have the right to renegotiate the deadline to complete the production of animation works with Party B. If Party B fails to complete the production of animation works on time or fails to deliver the complete finished animation works on time due to Party A's own reasons or force majeure, Party B may delay the delivery accordingly upon obtaining Party A's written confirmation.

Article 20 Party A shall pay Party B on time and in full on the premise that Party B does not breach any contract. If Party B fails to do so If Party B fails to deliver the animation works and materials within the time limit stipulated in the Animation Production Order, or the delivered animation works and materials fail to meet the requirements of this Agreement and Party A, or fails to deliver qualified invoices within the time limit stipulated in the Animation Production Order, Party A shall have the right to suspend or postpone the payment upon written notice, and Party A shall not be liable for breach of contract.

Article 21 Party A shall have the right to require Party B to inform Party B of the production status and progress of the animation works in writing or via email on a regular basis, and Party B shall, in accordance with the principle of honesty and credibility, truthfully reply. Party A may assign on-site personnel to monitor and facilitate the production progress of the animation works, may supervise the work of Party B, and shall have the sole discretion of ultimate review and approval to the extent of the review and approval standards agreed in this Agreement and its Annex (including but not limited to the content and technical aspects of the animation works). Party B shall respect Party A's rights hereof and fully cooperate.

Article 22 Party A shall have the right to supervise and inspect Party B's work and provide suggestions, to request involved staff/team of Party B (including but not limited to producers, directors, scriptwriters, storyboard directors, original artists, supervisors) to provide services based on Party A’s requirements, and to urge Party B to replace staff not suitable for certain animation works. Party B shall cooperate in good faith regarding Party A’s right hereof. If Party A’s requirements proposed during the production stage are inconsistent with Animation Production Orders, the Parties shall negotiate to resolve; in the case no agreement can be reached regarding such inconsistency, Party A shall decide in its discretion.

Article 23 For all works completed by Party B under this Agreement and its related Animation Production Orders (hereinafter referred to as the “Works"), Party A may decide to participate in any competition (including but not limited to applying for or participating in relevant awards and competitions at home and abroad) or apply for government awards and subsidies at its own discretion. All the costs of the competition and application shall only be borne by Party A; and any honor (including but not limited to trophies, certificates, awards), and material rewards or income obtained shall solely be owned by Party A. Party A may invite Party B's representatives to attend the award ceremony where it sees fit, and the claims of expenses (including but not limited to round-trip travel expenses and hotel) arising therefrom shall be mutually agreed.

Article 24 Party A and its affiliates may use the names, stage names or portraits of Party B and the staff to market the Works online or offline. The subject staff shall not claim any rights against Party A and its affiliates for any reason; otherwise, Party B shall bear all adverse consequences resulting therefrom, and indemnify Party A for its loss. However, Party A shall timely notify Party B of such marketing and promotion activities.

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Article 25 During the production period, Party A and its affiliates may carry out relevant marketing and promotion activities of the Works (in forms including but not limited to featurettes, VCR and live broadcasting), which Party B shall provide cooperation and assistance, provided that Party B confirms the production status is not adversely affected.

Article 26 Party B makes the warranty to Party A that it has all the permits, registrations, filings, licenses and approvals issued by relevant regulatory authorities necessary to enter into this Agreement, and to carry out its obligations hereunder and any subsequent Animation Production Orders. Party B has the qualifications to carry out the Works in this Agreement and any subsequent Animation Production Orders. Performance of this Agreement by Party B does not violate any existing laws and regulations, rules and the undertakings it has committed under this Agreement. If Party B violates any of the above warranties, Party A may unilaterally terminate this Agreement and claim Party B to indemnify all losses caused thereby.

Article 27 Party B shall be solely responsible for preparing all the software, hardware tools and materials necessary to carry out its obligations under this Agreement and subsequent Animation Production Orders. During the preparation and production of animation works, Party B may enter into any contracts in terms of production, lease and services in its own name, provided that such contracts shall not contravene this Agreement and relevant laws and regulations, and Party B shall be solely liable for any disputes arising therefrom. During the production of animation works, Party B shall not carry out any business activities unrelated to the production of any animation works in the name of Party A’s studio or Party A. For any debts or disputes arising therefrom, Party B shall bear all the liabilities. Without the prior written consent of Party A, Party B shall not unilaterally carry out any online or offline publicity of the animation works.

Article 28 Party B warrants that, without prior written consent of Party A, Party B shall not delegate or subcontract its obligations under this Agreement and subsequent Animation Production Orders to any third party. If Party B intends to retain subcontractors to work on the Works under this Agreement and subsequent Animation Production Orders, Party B shall submit a written application to Party A in advance for the subcontracting matter along with the detailed information of such subcontractor (including but not limited to its introduction, qualifications, credentials, staff/team to be involved in the Works and their resumes). Only after the written consent of Party A is obtained, Party B may proceed with the subcontracting. Even if Party B involves subcontractors with Party A's written consent, Party B shall be jointly and severally liable for all losses of Party A caused by the subcontractors.

Article 29 Party B warrants that it owns, or has obtained licenses for, the intellectual property rights used in the production services under this Agreement and subsequent Animation Production Orders, including but not limited to the materials and technical software. Any deliverables to Party A, including but not limited to animation works and its materials, will be the result of solely the original work of Party B, or have the valid authorization from its legally entitled owner with required right of distribution, and will not infringe the intellectual property rights or other legitimate rights and interests of any third party, otherwise Party A may immediately terminate this Agreement and claim for indemnification against all the losses caused thereby.

Article 30 Party B warrants that all its staff involved in the animation works (including but not limited to the directors, scriptwriters, supervisors, producers, the same below) will undertake in writing (or agreed in their employment contracts signed with Party B), during the period commencing on the date of engaging in the production of the Works and ending on two years following the full release of the Works, staff shall abide by the laws, regulations and policy requirements of China in all aspects, and respect the history, culture, society, life, religion and national habits of China. If the misconduct of the staff of Party B causes damage to the reputation and public image of their personal, the Works and Party A, or adversely affects the normal production, publicity and distribution of the Works (including but not limited to affecting the production, publicity and distribution cycle, cost and expected revenue of animation works), Party B shall indemnify Party A and/or its affiliates for all economic, reputational and other losses incurred therefrom. Meanwhile, Party B shall not neglect to recover from the relevant cast and crew members.

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Article 31 Party B shall ensure that all staff, cast and crew members of the Works do not violate laws and regulations, current and to be newly enacted rules and provisions of relevant regulatory authorities, regulations on administrative penalties for public security, nor violate social moral behavior consensus in a serious and material manner (including but not limited to drugs and prostitution). Party B shall obtain written confirmation of restrictions on such misconduct from all staff, cast and crew member when entering contracts with them.

Article 32 During the filming and production of the Works, Party B shall be the core of the artistic creation of the Works and shall be responsible and obligation to ensure the high artistic standards of the Works. Party B shall create the Works based on the theme, style, plot and character setting of the Works mutually confirmed by both Parties. Party B undertakes that the Works shall not contain any political, detrimental, sexual, violence, vulgar content, not violate public order and good customs. Otherwise, Party B shall bear all losses caused thereby, and indemnify Party A for any losses caused thereby.

Article 33 Party B warrants that if any deliverable provided by Party B according to Animation Production Orders contains deficiency in copyright, plagiarism, false, illegal, improper contents or any other unreasonable issues that lead to complaints from a third party to Party A (including but not limited to attorney’s letter claiming Party A’s infringement, lawsuit or arbitration against Party A, reporting to regulatory authorities against Party A), or adverse public relation crisis against Party A, Party B shall, upon receipt of the notice from Party A, resolve the aforesaid complaint and/or crisis by itself or directly through negotiation with such third party at its own cost. If a third party files a lawsuit or arbitration, or Party A is subject to examination or inquiry by regulatory authorities, Party B shall, upon receipt of Party A's notice, promptly respond to the lawsuit in its own name and bear all costs (including but not limited to legal costs, arbitration costs, attorney's fees, compensation, notary fees, appraisal fees and audit fees), and compensate to Party A 200% of the total Production Fees under the subject Animation Production Order as penalty. If such penalty is insufficient to cover the actual losses suffered by Party A and/or Party A's Affiliates, Party B shall indemnify Party A and/or Party A's Affiliates for all the actual losses. Party A shall furnish Party B with the proof of its loss, and Party B shall settle in full within three days upon receipt of such proof.

Article 34 Party B shall build up its own technical force to complete the production of the Works in Animation Production Orders issued by Party A. Party B undertakes to maintain the high artistic standards of the Works and to complete the production of the Works in quality and quantity not lower than demo (if any) according to the plan on the story, style and character setting of the Works confirmed by both Parties in writing. Party B shall also ensure that the quality of the Works meets the standards approved by Party A in writing, and strictly control the production schedule and ensure the production timetable.

Article 35 Each Party shall communicate the following with the contact persons designated by the other Party:

1.	sending Animation Production Orders and Settlement Applications;

2.	approving Animation Production Order and Settlement Applications, or raise objections.

Chapter 7

Intellectual Property

Article 36 The copyright and other intellectual property rights of any pictures, manuscripts, samples, illustrations and other relevant materials provided by Party A to Party B for the purpose of this Agreement shall not change the ownership of such intellectual property rights, and such intellectual property rights shall remain owned by Party A or a third party approved by Party A. Without the written consent of Party A, Party B shall not use or permit any third party to use such materials in any matter, or Party A may terminate this Agreement immediately and seek indemnification from Party B to cover all of its losses caused thereby. Party B shall only use any reference materials, deliverables and materials provided by Party A for the purpose of production of the Works hereunder. Without the prior written consent of Party A, Party B shall not disclose, provide to any third party or authorize any other third party to use any relevant reference materials, deliverables and materials in any way. Without the prior written consent of Party A, Party B shall not use any reference materials, deliverables and materials in any form for commercial, advertising, publicity and other purposes.

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Article 37 Party A shall own all worldwide right, including but not limited to copyright (personal and property right), trademark and other intellectual property rights, property rights and other relevant rights and interests, in any and all work products including ideas, designs, plans, work-in-progress and deliverables (including but not limited to any patterns, scripts, character settings, pictures, shots, actions, props and scenes), regardless of whether or not is accepted by Party A. Meanwhile, Party A shall have the right to defend itself against any infringement of the work products (including but not limited to exercising such rights by itself or authorized third parties), and Party A may exercise all such right without restriction. Without the prior written consent of Party A, Party B shall not use, license or transfer the work products to any third party in any form for any purpose other than this Agreement.

Article 38 Party A agrees that Party B and its staff shall have the moral right for their work products according to their duties and responsibilities in the production process. The moral right shall be subject to Party A's needs and requirements, and Party B and its staff shall not use the work products for their own purpose nor claim any right (including but not limited to all other intellectual property rights, property rights and rights to safeguard rights except the moral right) from Party A or any other third party in the Works, materials in the Works, adapted works and merchandise related to the Works based on such moral right or any other reasons. Otherwise, Party B shall transfer all the earnings thus obtained to Party A and pay Party A penalty equal to 30% of the total Production Fees of the subject Animation Production Order. If such penalty is insufficient to make up for Party A's loss, Party A may seek indemnification from Party B on any loss in excess of the penalty and reserves the right for legal proceedings against Party B.

Article 39 Party B warrants that it owns or has obtained proper, paid-up license for the intellectual property rights of materials, technical software and other materials used in the animation production services. If required by Party A, Party B shall timely submit the proof of license issued by the relevant licensor to Party A. Party B warrants that any deliverables that it submit to Party A is original created or legal obtained, with the right to publish, and does not infringe any third party's intellectual property rights or other legitimate rights; Party A has a worldwide, complete intellectual property rights of the Works with no encumbrance. Otherwise Party A may immediately terminate this Agreement, and Party B shall indemnify Party A for all losses thus caused to Party A.

Article 40 Party B undertakes that the animation works produced by Party B during the performance of this Agreement shall not violate relevant laws and regulations effective at the time of production, and comply with the requirements for the dissemination and broadcast of animation works issued and effective at the time of production by the regulatory authorities. Otherwise, Party A may terminate this Agreement and demand Party B to bear the liability for breach of contract. If the animation works produced by Party B do not comply with the newly effective policies or requirements for the dissemination and broadcast of animation works issued after the production of the animation works, Party B shall cooperate to modify the Works until it meets the new requirements.

Article 41 When Party B needs to use Party A's corporate name, corporate logo, business logo and trademark for the purpose of providing production services hereunder, Party B shall obtain Party A's written authorization in advance and use such materials in the same in a manner as agreed by Party A.

Article 42 This chapter shall survive the termination or rescission of this Agreement.

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Chapter 8

Confidentiality

Article 43 Each Party hereto warrants that it shall hold in confidence of the confidential information (including but not limited to documents, materials, data, models, drafts, information, company business plans, operating activities, financial information, technology information, operational information and human resource arrangements) that is obtained from the other Party however cannot be obtained from public channels during the negotiation of matters agreed herein and the execution and performance of this Agreement. Upon completion or termination of this Agreement, the receiving party shall return or destroy any documents, materials or software containing the confidential information as required by the disclosing party, delete any confidential information from any memory device, and shall not continue to use such confidential information (including but not limited to its own use or license for others' use).

Article 44 Both Parties shall hold in confidence the terms of this Agreement and any trade secrets and other confidential information of the other Party obtained during the performance of this Agreement, and shall not disclose to any third party relevant information and documents. Party B shall return, delete or destroy Party A's materials and documents as required by Party A after deliverables are accepted by Party A or the termination of this Agreement. Besides, in case Party B intends to publish any press release in relation to any Animation Works produced under this Agreement, Party B shall obtain Party A’s consent and ensure the content of the press releases is satisfactory to Party A. However, Party B may disclose when required by judicial, audit and regulatory authorities, as well as to certain employees who are necessary to know in order to perform any work under this Agreement. If either Party violates this confidentiality clause, it shall indemnify the non-breaching Party, including but not limited to actual losses, litigation costs, attorney's fees, transportation expenses, etc.

Article 45 The confidentiality clause shall not become invalid upon completion of performance or termination of this Agreement, and shall remain valid until the Confidential information is in fact entered into the public domain through legal channels without infringement or breach by any Party (including but not limited to the disclosing Party).

Article 46 Neither Party shall use any social media platform (including but not limited to Bilibili, Weibo, Wechat subscription account, Wechat moments, Xiaohongshu, Douyin, Meipai, Miaopai, Baijiahao, various live streaming platforms, QQ Music, Kugou Music, Kuwo Music, NetEase Cloud Music, Yizhibo, Kuaishou, Facebook and Twitter) to publish any statement that is detrimental to the other Party or may cause any negative doubt or adverse impression to the goodwill/reputation of the other Party. In case of any breach, the non-breaching party shall have the right to hold the breaching party legally liable and to require the breaching party to compensate the non-breaching party for all losses suffered by the non-breaching party.

Article 47 This chapter shall survive the termination or rescission of this Agreement.

Chapter 9

Notices

Article 48 All notices, documents and materials sent or provided by one Party to the other in relation to the performance of this Agreement shall be delivered by mail or E-mail according to the mailing address and E-mail address set forth in the first paragraph of this Agreement, unless otherwise agreed in other terms of this Agreement. If Party A's affiliates sends Animation Production Orders to Party B in accordance with this Agreement, Parties shall confirm in writing the contacts of each Party.

Article 49 If either Party changes its address or telephone number, it shall notify the other Party in writing five working days in advance. If it is mailed, it shall be deemed to have been delivered on the 5th day (whichever is earlier) from the date of actual signature or mailing. If sent by electronic mail, the mail shall be deemed to have been served from the time it enters the recipient's data message system.

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Chapter 10

Liability for Breach of Contract

Article 50 Party A shall timely furnish Party B with relevant materials required for creation of the Works in accordance with this Agreement and the requirements set forth in subsequent Animation Production Orders. If Party B strictly performs its obligations in accordance with this Agreement, Party A shall make payment of Production Fees to Party B in accordance with this Agreement. If the production schedule is delayed due to various factors, Party A shall have the right to renegotiate and determine the schedule with Party B. If Party B fails to deliver complete the production or fails to deliver the Deliverables on time due to Party A's reasons or Force Majeure, Party B may delay the delivery accordingly with the written consent from Party A.

Article 51 Party B acknowledges that delay in the delivery of the Works will have material adverse effects on Party A's revenue from the utilization and operation of the Works and Party A's goodwill. Therefore, Party B undertakes that it will complete the production of the Works within the schedule stipulated in the Animation Production Orders with satisfactory quality and quantity of content. In case there is delay of delivery by Party B due to Party B’s causes, for each day of delay, Party A shall be entitled to demand payment of penalty from Party B equivalent to five percent of the Production Fees in subject Animation Production Order, and Party A may deduct such penalty from the remaining Production Fees (if any) of the subject Animation Production Order. If Party B delays the delivery for 15 days, Party A may demand Party B to return all the Production Fees paid by Party A and terminate this Agreement upon written notice to Party B. Party A shall have the right not to pay the remaining Production Fees and reserve the right to hold Party B liable for breach of contract. Even if Party A unilaterally terminates this Agreement, Party B shall still deliver all finished work products and materials to Party A in accordance with provisions of this Agreement.

Article 52 Party B shall, in strict compliance with this Agreement, the requirements set out in Animation Production Order and Party A's instructions (including but not limited to hardcopy documents and E-mails), render animation production services and provide support and any other matters specified by Party A. In case of any violation, Party A shall have the right to unilaterally terminate this Agreement upon written notice. In the meanwhile, Party A may demand Party B of a penalty equal to twice the Production Fees of the Animation Production Orders. In case that such penalty is insufficient to cover the losses caused by Party A, Party B shall indemnify Party A for all the losses suffered by Party A, except as otherwise agreed herein.

Article 53 If Party B violates the warranties it has given under Article 30, 31 and 32 of this Agreement, Party A may stop the cooperation with the staff, require Party B replace them with other personnel with similar level, and direct no display of the portrait and name of the subject staff in the Works, publicity materials or posters. If the Works have been completed, Party A may either demand Party B’s payment of penalty equal to three times of the total Production Fees for the Animation Production Orders that the subject staff involved under this Agreement; or demand Party B to assign other staff in similar level for replacement to redo or modify the contents produced by the subject staff. In such circumstances, if Party B refuses to redo or modify, or such redo or modification may result in delay of delivery for at least one month, or such redo or modification fails to ensure the continuity of the story, logic, completeness, artistry and market feedback, or even makes the Works fail to broadcast, Party A shall have the right to unilaterally terminate this Agreement, and Party B shall, within 3 working days upon receipt of the written notice from Party A, return all the Production Fees paid by Party A (if any) and make payment of the penalty equal to three times of the total Production Fees in the subject Animation Production Orders under this Agreement. If such penalty is insufficient to cover the losses thus caused to Party A and/or its affiliates, Party B shall indemnify Party A for all actual losses. Party A shall provide the proof of the loss to Party B, and Party B shall pay the amount within 15 days upon receipt of the proof.

Article 54 Both Parties shall strictly comply with terms and conditions of this Agreement. Failure of each Party to perform or fully perform this Agreement shall constitute a breach of contract, and the breaching Party shall indemnify the non-breaching Party for all losses suffered thereby, unless otherwise agreed herein.

Article 55 Loss in this Agreement refers to all direct and indirect losses caused by the breaching Party to the non-breaching Party as well as all reasonable expenses such as fees incurred for arbitration, legal services, notary, forensic, appraisal, audit and travel expenses borne by the non-breaching Party to settle the dispute.

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Article 56 The Parties confirm the penalty due to breach of contract represents the minimum loss of the non-breaching Party may incur that both Parties foresee at the execution of this Agreement. When the non-breaching Party claims penalty or compensation for damages under or equal to the agreed penalty amount, in case that the breaching Party gives up its claim of the penalty or compensation requested by the non-breaching Party being too high, the non-breaching party shall be exempted from providing proof of actual loss. However, if the non-breaching party claims that the actual loss suffered by the non-breaching Party is greater than the penalty amount agreed in this Agreement, the non-breaching Party shall provide proof of its actual loss.

Article 57 The payment and/or any other performance of this Agreement by Party A does not constitute the proof that Party B has been in compliance with terms and conditions of this Agreement during the Term. In case that Party A finds any breach of contract by Party B after the expiry of the Term or the early termination of this Agreement, Party A shall be entitled claim from Party B for breach of contract based on terms herein.

Chapter 11

Force Majeure

Article 58 For the purposes of this Agreement, "Force Majeure" means any objective circumstance which is unforeseeable, unavoidable and insurmountable. Force Majeure events including but not limited to, natural disasters, the new law formulated or revised, act of government, policy requirements, war or warlike hostile behavior, terrorism, civil commotion, riots, blockade, embargo, epidemic, machine failure caused by force majeure, such as what would meet or exceed any other event the affected Party's reasonable control. Upon the occurrence of the Force Majeure event, both Parties shall immediately take measures to prevent further losses to the other Party.

Article 59 If either Party is unable to perform this Agreement and Animation Production Orders due to Force Majeure, it shall notify the other Party within 15 days after the elimination of the Force Majeure cause that it is unable to fully perform this Agreement, and it may be exempted from the liability for partial or total breach of this Agreement after providing corresponding proof.

Article 60 If, after the Force Majeure disappears, it is still necessary to perform this Agreement and Animation Production Orders, and the conditions for further performance are met, both Parties shall continue to perform this Agreement. If it is unnecessary or impossible to continue to perform this Agreement and Animation Production Orders due to Force Majeure, or if the Force Majeure event or its impact lasts for more than 30 days and both Parties fail to reach a mutually accepted solution, either Party hereto shall have the right to terminate this Agreement and neither Party shall be liable for breach of contract.

Chapter 12

Termination

Article 61 Unless otherwise specified in this Agreement, either Party may terminate this Agreement under any of the following circumstances:

1.	the purpose of this Agreement cannot be achieved due to force majeure;

2.	before the expiration of this Agreement, the other Party explicitly expresses or shows by its own conduct that it will not perform its major obligations;

3.	the other Party delays in fulfilling its major obligations and fails to do so within a reasonable period of time after being called upon;

4.	the other Party's delay in fulfilling its obligations under this Agreement or other breach of this Agreement makes the purpose of this Agreement impossible to be realized;

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5.	Other circumstances as stipulated by laws.

Article 62 This Agreement shall be terminated under any of the following circumstances:

1.	this Agreement shall be terminated as of the date when either Party declares bankruptcy or enters liquidation or dissolution;

2.	in case of any force majeure lasts for more than 30 days, either Party shall have the right to terminate this Agreement;

3.	Party B shall strictly abide by the obligations stipulated in this Agreement and Animation Production Orders for Animation Works, otherwise Party A has the right to request Party B to rectify within 5 working days. If Party B fails to rectify, Party A has the right to immediately terminate this Agreement and hold Party B liable for breach of contract.

Chapter 13

Miscellaneous

Article 63 Animation Production Order is an important part of this Agreement and has the same legal effect as this Agreement. In case of any inconsistency between Animation Production Orders and this Agreement, this Agreement shall prevail.

Article 64 The Parties hereto may modify, suspend or terminate this Agreement upon negotiation. To alter, suspend or terminate this Agreement, an amendment to this Agreement shall be signed. For matters not covered in this Agreement, the Parties may negotiate and sign an amendment to this Agreement separately. The amendment to this Agreement has the same legal effect as this Agreement.

Article 65 The provisions of this Agreement are of severability, which means, if any provision in this Agreement is held to be void, invalid or inoperative, the remaining provisions of this Agreement will not be affected.

Article 66 The execution, interpretation, performance, jurisdiction and dispute resolution of this Agreement shall be conducted in Mainland ChinaThe law of the district.2. Any dispute between the parties arising from this Agreement itself or the performance of this Agreement shall be settled through friendly negotiation.If no agreement can be reached through negotiation, the dispute shall be submitted to Guangzhou Arbitration Commission for arbitration The arbitration shall be conducted in accordance with the arbitration rules in effect at that time. The arbitration shall be final and binding upon both parties.

Article 67 This Agreement shall come into force upon being sealed by both Parties and shall remain valid until both Parties have performed all the provisions hereof.

Article 68 This Agreement is made in quadruplicate, with each party holding two copies and each copy having the same legal effect.

Article 69 Appendixes to this Agreement are important parts of this Agreement and have the same legal effect as this Agreement.

Appendix 1: Form Animation Production Order of Animation Works

Appendix 2: List of Requirements for Animation Acceptance Materials

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Appendix 3: Copyright Statement

Appendix 4: Copy of Party B's Business License (with official seal)

Appendix 5: Commitment Letter for Business Ethics

[The remainder of this page intentionally left blank; signature pages to follow]

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Party A: Shanghai Huijie Culture Communication Co., Ltd

________________________(Company Chop)

Date of signing:

Party B: Shanghai Hui Zhi Ren Cultural Creative Co., LTD. (Seal)

________________________(Company Chop)

Date of signing:

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